Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (703) 247-7505 (FAX) MCGCapital.com	PRESS RELEASE Contact: Jacqueline McDevitt (703) 247-7523 JMcdevitt@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares First Quarter 2005 Dividend of $0.42 Per Share and

Reports Annual and Fourth Quarter 2004 Results

ARLINGTON, VA – March 2, 2005 – MCG Capital Corporation (NASDAQ: MCGC) today announced that on February 23, 2005 its Board of Directors declared a dividend of $0.42 per share for the first quarter of 2005. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record Date: March 14, 2005

Payable Date: April 28, 2005

In addition, MCG announced today its results for the year and quarter ended December 31, 2004.

Highlights:

•	2004 gross originations of $355.8 million and net investment growth of $181.5 million. Q4 2004 gross originations of $73.1 million and net investment growth of $62.5 million.

•	2004 annual operating income of $93.1 million, up 15% from prior year, and Q4 operating income of $23.3 million, up 3% from prior year

•	2004 annual net operating income of $45.1 million, down 5% from prior year, and Q4 net operating income of $8.9 million, down 33% from prior year

•	2004 annual net income of $47.6 million, up 14% from prior year, and Q4 net income of $19.1 million, up 35% from prior year

•	2004 annual basic earnings per share of $1.16, down 9% from prior year, and Q4 basic earnings per shareof $0.43, up 13% from prior year

•	Completed a $150.0 million warehouse financing facility with SunTrust Bank during Q4

We invite interested parties to join our analyst call today at 10:30 a.m. ET for a further discussion of our fourth quarter 2004 financial results. The dial-in number for the call is (800) 289-0496. International callers should dial (913) 981-5519. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the March 2, 2005, Conference Call to access the call. A recording of the call will be available through March 7, 2005. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 1433199. The replay will also be available via MCG’s website. Financial information provided in the analyst call will be available on our website at http://www.mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

March 2, 2005

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three and twelve months ended December 31, 2004 and 2003:

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands)	2004	2003	2004	2003
Operating income
Interest and dividend income	$20,410	$17,499	$77,851	$71,749
Advisory fees and other income	2,881	5,112	15,266	8,941

Total operating income	23,291	22,611	93,117	80,690
Operating expenses
Interest expense	3,997	2,624	10,509	10,053
Employee compensation:
Salaries and benefits	5,996	3,410	15,693	9,210
Long-term incentive compensation (a)	1,683	1,561	11,683	6,347

Total employee compensation	7,679	4,971	27,376	15,557
General and administrative expense	2,736	1,791	10,142	7,485

Total operating expenses	14,412	9,386	48,027	33,095

Net operating income (b)	$8,879	$13,225	$45,090	$47,595

Net operating income per share	$0.20	$0.35	$1.09	$1.45

Following is a reconciliation of net operating income to distributable net operating income (c):

Net operating income (b)	$8,879	$13,225	$45,090	$47,595
Long-term incentive compensation (a)	1,683	1,561	11,683	6,347

Distributable net operating income (c)	$10,562	$14,786	$56,773	$53,942

Distributable net operating income per share (d)	$0.23	$0.38	$1.35	$1.59

(a)	Includes non-cash amortization expense associated with certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.
(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods.

Distributable net operating income may not be comparable to similarly titled measures reported by other companies. Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations, together with the weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed. The weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed total 543 and 1,024 for the three months ended December 31, 2004 and 2003, respectively, and 697 and 1,107 for the year ended December 31, 2004 and 2003, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

MCG Capital Corporation

Press Release

March 2, 2005

Discussion of Operations

The change in operating income for the three and twelve months ended December 31, 2004 compared to the same periods in 2003 is attributable to the following items:

(dollars in thousands)	Three Months Ended December 31, 2004 vs. 2003	Twelve Months Ended December 31, 2004 vs. 2003
Change due to:
Increase in assets	$3,669	$4,316
Change in LIBOR	1,614	2,422
Change in spread	(3,357)	(7,235)
Increase in dividend income	1,432	4,920
Increase (decrease) in loan fees	(447)	1,679
Increase (decrease) in advisory fees and other income	(2,231)	6,325

Total change in operating income	$680	$12,427

Total operating income for the fourth quarter of 2004 was $23.3 million, an increase of $0.7 million or 3% compared to the fourth quarter of 2003. Total operating income is primarily comprised of interest and dividend income on investments. Interest and dividend income for the fourth quarter of 2004 was $20.4 million, an increase of $2.9 million or 17% compared to the fourth quarter of 2003. This increase was primarily due to an increase in dividend income of approximately $1.4 million and an increase in interest income of approximately $1.5 million. The increase in dividend income was primarily related to dividends on preferred stock of one of our control investments, Bridgecom Holdings, Inc. During the fourth quarter of 2004, our Bridgecom investment accounted for approximately 9% of our total operating income. We currently expect that our Bridgecom investment will continue to comprise a significant component of our operating income; however, our ability to recognize this income will be dependent upon the performance of Bridgecom. The increase in interest income on loans was due primarily to growth in total loans and an increase in LIBOR partially offset by a decrease in the spread to LIBOR in our loan portfolio. The lower spread to LIBOR is partly due to a change in investment mix, which includes an increase in the proportion of our investment portfolio that is in diversified sectors. These investments generally bear lower risk and yield lower interest rates, which accounted for approximately $1.2 million of the change in spread. We have originated these investments to enhance our diversification, to reduce overall portfolio risk and to achieve better execution on our debt financing. Further, because LIBOR increased during the quarter ended December 31, 2004, the spread to LIBOR on fixed rate loans and loans with LIBOR floors decreased. This accounted for approximately $1.0 million of the change in spread. The remainder is primarily due to the timing of contractual interest rate resets in a rising interest rate environment. At December 31, 2004, the rate spread to LIBOR of our accruing loans and yielding equity investments was 9.2%. Advisory fees and other income decreased $2.2 million from the fourth quarter of 2003 to the fourth quarter of 2004 as a result of various advisory fees that were earned in the fourth quarter of 2003, along with transaction fees earned in conjunction with credit facility waivers, which were executed in the fourth quarter of 2003, that did not recur during the fourth quarter of 2004. These decreases were partially offset by research revenues from Kagan Research, LLC, our wholly owned subsidiary, which was acquired in 2004.

Total operating income for the year ended December 31, 2004 was $93.1 million, an increase of $12.4 million or 15% compared to the year ended December 31, 2003. Total operating income is primarily comprised of interest and dividend income on investments. Interest and dividend income for 2004 was $77.9 million, an increase of $6.1 million or 9% as compared to 2003. An increase in dividend income was partially offset by a decrease in interest income on loans. The increase in dividend income was primarily related to dividends on preferred stock of one of our control investments, Bridgecom Holdings, Inc. During the year ended December 31, 2004, our Bridgecom investment accounted for approximately 13% of our total operating income. We currently expect that our Bridgecom investment will continue to comprise a significant component of our operating income; however, our ability to recognize this income will be dependent upon the performance of Bridgecom. The decrease in interest income on loans was due to a lower average spread to LIBOR on the loan portfolio partially offset by asset growth and an increase in LIBOR. The lower spread to

MCG Capital Corporation

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March 2, 2005

LIBOR is partly due to a change in investment mix, which includes an increase in the proportion of our investment portfolio that is in diversified sectors. These investments generally bear lower risk and yield lower interest rates, which accounted for approximately $3.6 million of the change in spread. We have originated these investments to enhance our diversification, to reduce overall portfolio risk and to achieve better execution on our debt financing. Further, because LIBOR increased during the year ended December 31, 2004, the spread to LIBOR on fixed rate loans and loans with LIBOR floors decreased. This accounted for approximately $0.8 million of the change in spread. The remainder is primarily due to the timing of contractual interest rate resets in a rising interest rate environment. Advisory fees and other income increased $6.3 million from the year ended December 31, 2003 to the year ended December 31, 2004 due to an increase in advisory services provided to new and existing customers compared to the prior year, research revenues from Kagan Research, LLC and management fees from one of our control investments, Bridgecom Holdings, Inc.

The change in operating expenses for the three and twelve months ended December 31, 2004 compared to the same periods in 2003 is attributable to the following items:

(dollars in thousands)	Three Months Ended December 31, 2004 vs. 2003	Twelve Months Ended December 31, 2004 vs. 2003
Change due to:
Increase in borrowings	$1,210	$290
Change in LIBOR	873	1,330
Change in spread	(994)	(1,475)
Increase in Debt cost amortization	284	311
Increase in Salaries and benefits	2,586	6,483
Increase in Long-term incentive compensation	122	5,336
Increase in General and administrative expense	945	2,657

Total change in operating expense	$5,026	$14,932

Operating expenses are comprised of three components: (1) interest expense, (2) salaries and benefits and general and administrative expenses, and (3) long-term incentive compensation. Total operating expenses for the fourth quarter of 2004 were $14.4 million, an increase of $5.0 million or 54% compared to the fourth quarter of 2003. Total operating expenses for the year ended December 31, 2004 were $48.0 million, an increase of $14.9 million or 45% compared to the year ended December 31, 2003.

Interest expense increased by 52% to $4.0 million in the fourth quarter of 2004 compared to $2.6 million in the fourth quarter of 2003 and interest expense increased by 5% to $10.5 million for the year ended December 31, 2004 compared to $10.1 million for the year ended December 31, 2003. The increase in both periods is primarily attributable to an increase in LIBOR and an increase in average borrowings partially offset by a decrease in the spread to LIBOR.

Salaries and benefits and general and administrative expenses increased 68% from $5.2 million in the fourth quarter of 2003 to $8.7 million in the fourth quarter of 2004. Salaries and benefits and general and administrative expenses increased 55% from $16.7 million in the year ended December 31, 2003 to $25.8 million in the year ended December 31, 2004. For both the fourth quarter and full year of 2004, the increase in salaries and benefits and general and administrative expenses was due primarily to expenses associated with Kagan Research, LLC, which we acquired during the first quarter of 2004, as well as an increase in salaries and benefits due to higher variable annual incentive compensation, additional hires and one time expenses associated with these new employees. Salaries and benefits associated with Kagan Research, LLC amounted to $1.0 million for the fourth quarter of 2004 and $2.6 million for the year ended December 31, 2004. Variable annual incentive compensation was $0.8 million higher during the fourth quarter of 2004 than during the fourth quarter of 2003 and $1.7 million higher for all of 2004 than for all of 2003. The balance of the increase in salaries and benefits was primarily attributable to increases in salaries and benefits for existing employees and additional hires. The additional hires

MCG Capital Corporation

Press Release

March 2, 2005

are part of an ongoing effort to grow our infrastructure in order to support our plans for future growth. General and administrative expense associated with Kagan Research, LLC amounted to $0.5 million for the fourth quarter of 2004 and $2.5 million for the year ended December 31, 2004.

Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and the treatment of dividends on all shares securing employee loans as compensation. During the first quarter of 2004, our compensation committee waived the performance-based forfeiture restrictions and modified the time-based forfeiture provisions associated with the Tier III shares of certain of our executive officers. Long-term incentive compensation totaled $1.7 million and $11.7 million for the fourth quarter and full year of 2004, respectively, compared to $1.6 million and $6.3 million for the fourth quarter and full year of 2003, respectively. The increases in long-term incentive compensation are primarily due to the modification made during the first quarter of 2004. The expense associated with these modifications totaled $5.8 million for 2004, of which $4.0 million was expensed in the first quarter.

Net operating income before investment gains and losses (NOI) for the quarter ended December 31, 2004 totaled $8.9 million, a decrease of 33% compared with $13.2 million for the same quarter of 2003. NOI for the year ended December 31, 2004 totaled $45.1 million, a decrease of 5% compared with $47.6 million for the year ended December 31, 2003. These changes are made up of the items described above.

Distributable NOI, which is NOI excluding long-term incentive compensation expense, totaled $10.6 million for the fourth quarter of 2004, down 29% from $14.8 million for the fourth quarter of 2003. Distributable NOI for the year ended December 31, 2004 totaled $56.8 million, up 5% from $53.9 million for the same period of 2003. These changes are made up of the items described above.

Net investment gains (losses) totaled $10.2 million and $2.6 million for the fourth quarter and full year of 2004, respectively, compared to $1.0 million and ($5.6) million for the same periods in 2003. Net investment gains for the fourth quarter and full year of 2004 included $8.5 million and $20.5 million, respectively, related to one of our portfolio companies, Creatas, L.L.C. (“Creatas”). These amounts represent the total of net realized gains and losses, net unrealized appreciation and depreciation and reversals of unrealized appreciation and depreciation. Reversals of unrealized appreciation and depreciation occur when a gain or loss becomes realized. Net investment gains for the fourth quarter of 2004 were primarily attributable to appreciation on our Creatas investment, partially offset by depreciation on investments in the Publishing and Telecommunications industries. Net investment gains for the full year of 2004 related primarily to gains and appreciation in loans and equity investments on our Creatas investment and other investments in the Information Services industry, partially offset by losses and depreciation in the Telecommunications, Technology and Publishing industries.

Net income totaled $19.1 million for the quarter ended December 31, 2004, compared to $14.2 million for the quarter ended December 31, 2003. For the year ended December 31, 2004, net income totaled $47.6 million compared to $42.0 million for the same period in 2003. These changes are made up of the items described above.

Basic and diluted earnings per share for the quarter ended December 31, 2004 of $0.43 compared favorably to the $0.38 per share in the same period for 2003. The increase related to an increase in net investment gains and losses offset by lower net operating income before investment gains and losses and a higher number of shares outstanding. For the full year 2004, basic earnings per share of $1.16 and diluted earnings per share of $1.15 were lower than the $1.28 basic and diluted earnings per share in the previous year. While net income was higher in 2004 compared to 2003, driven by higher investment gains and losses, an increase in the number of shares outstanding caused the per share amounts to be lower in 2004 than in 2003.

MCG Capital Corporation

Press Release

March 2, 2005

Business Activity

Portfolio Investment Activity

(dollars in millions)
Investment Portfolio at 9/30/04	$817.9
Originations	55.7
Follow on investments	21.2
Gross payments/reductions	(17.4)
Early loan payoffs	(7.2)
Realized Losses	(1.0)
Fair value adjustments	11.2

Investment Portfolio at 12/31/04	$880.4

Investment activity in the fourth quarter of 2004 included investments in new portfolio companies totaling $55.7 million and several follow on investments in existing customers totaling $21.2 million. Fourth quarter activity also included two loans that were repaid early totaling $7.2 million. Net growth in the investment portfolio totaled $62.5 million for the fourth quarter from $817.9 million at September 30, 2004 to $880.4 million at December 31, 2004.

On November 10, 2004, we established, through MCG Commercial Loan Funding Trust, a $150.0 million warehouse financing facility funded through Three Pillars Funding LLC, an asset-backed commercial paper program administered by SunTrust Bank. The warehouse financing facility operates like a revolving credit facility that is primarily secured by the assets of MCG Commercial Loan Funding Trust, including commercial loans sold to the trust by MCG Capital. The pool of commercial loans in the trust must meet certain requirements, including, but not limited to, term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Such limitations, requirements, and associated defined terms are as provided for in the documents governing the facility. Advances under the facility bear interest based on a commercial paper rate plus 1.15% and interest is payable monthly. The facility is scheduled to mature on November 7, 2007 and is subject to annual renewal by the lender. The maturity may be extended under certain circumstances. There was no balance outstanding under this facility at December 31, 2004.

MCG Capital Corporation

Press Release

March 2, 2005

Asset Quality

At December 31, 2004 there were $2.0 million of loans, or 0.23% of the investment portfolio, greater than 60 days past due compared to $0.1 million of loans, or 0.01%, at September 30, 2004. At December 31, 2004, $16.0 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.8% of the investment portfolio. At September 30, 2004, $12.0 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.5% of the investment portfolio.

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of December 31, 2004 and December 31, 2003 (excluding unearned income):

Distribution of Portfolio by Investment Rating

(dollars in thousands)

(dollars in thousands)	December 31, 2004			December 31, 2003
Investment Rating	Investments at Fair Value		Percentage of Total Portfolio	Investments at Fair Value		Percentage of Total Portfolio
1	$301,474	(1)	34.2%	$234,491	(1)	33.5%
2	375,801		42.7%	255,429		36.5%
3	142,294		16.2%	161,894		23.2%
4	59,408		6.7%	38,813		5.6%
5	1,423		0.2%	8,315		1.2%

	$880,400		100.0%	$698,942		100.0%

(1)	Of this amount, $15.7 million at December 31, 2004 and $7.6 million at December 31, 2003 relates to debt instruments in companies for which we have already realized a gain through the sale of equity instruments. While these debt instruments are still outstanding, all of the related equity instruments have already been sold at a gain and, therefore, we do not expect any further realized gain.

MCG Capital Corporation

Press Release

March 2, 2005

Recent Developments

In January 2005, one of our majority-owned controlled portfolio companies, Bridgecom Holdings, Inc. (“Bridgecom”) completed a merger with Broadview Networks, Inc. (“Broadview”). As part of this transaction, we increased our investment by approximately $10 million. However, our ownership in the new merged entity decreased to below 50 percent and therefore Bridgecom is no longer a majority-owned portfolio company. As of December 31, 2004 we had debt and equity securities of Bridgecom with a total fair value of $65.1 million and unrealized appreciation of $0.5 million. In connection with this transaction, we expect to record a realized gain of approximately $0.5 million during the first quarter of 2005 and expect this realized gain to be fully offset by the reversal of the related unrealized appreciation. As of December 31, 2004, there was approximately $1.7 million of unearned income associated with this investment that we expect to recognize in connection with this transaction.

In connection with the merger between Bridgecom and Broadview, we exchanged certain preferred stock securities of Bridgecom with a fair value of approximately $41.4 million for preferred stock securities of the combined entity which entitles us to a preferred claim of up to approximately $90 million, plus dividends which will accumulate at an annual rate of 12% on our preferred claim. We expect to recognize these dividends as income on a quarterly basis, however, our ability to record income related to these accumulating dividends will be dependent upon the performance of the combined entity.

In February 2005, one of our majority-owned controlled portfolio companies, Corporate Legal Times, LLC, (“Corporate Legal Times”) was sold. As of December 31, 2004 we had debt and equity securities of Corporate Legal Times with a total fair value of $6.0 million and unrealized depreciation of $0.3 million. In connection with this transaction, we expect to record a realized loss of $0.3 million and expect this realized loss to be fully offset by the reversal of the related unrealized depreciation.

In February 2005, one of our non majority-owned controlled portfolio companies, Creatas, signed an agreement to be acquired by Jupitermedia Corporation, a publicly held corporation. We expect this transaction to close during the first quarter of 2005. The consideration to be paid by Jupitermedia Corporation is a combination of cash and approximately 865,000 shares of Jupitermedia Corporation common stock. As of December 31, 2004, we had Creatas debt and equity securities with a total fair value of $42.7 million and unrealized appreciation of $22.1 million. This value approximates the value of the consideration we would receive in this transaction as of the date the agreement was signed, at which time Jupitermedia Corporation’s common stock was trading at a price of $17.26 per share. The actual realized gain or loss on this transaction will be based on the value of the consideration paid at the date of closing, which is subject to market fluctuations in Jupitermedia Corporation’s common stock. To the extent the value of Jupitermedia Corporation’s common stock changes between the date the agreement was signed and the date the transaction closes or thereafter, it will have an impact on our results of operations in future periods. On March 1, 2005, the closing price of Jupitermedia Corporation’s common stock was $13.74 per share, which would equate to a loss of approximately $2.9 million. The total change in value of the consideration from the date of the agreement to the date of closing, which may be more or less than $2.9 million, will be reflected in our results of operations in 2005.

On February 23, 2005, our Board of Directors elected Kenneth J. O’Keefe as Chairman of our Board of Directors. Mr. O’Keefe has been a member of our Board since 2001. Mr. O’Keefe will replace Wallace B. Millner, III as Chairman. Mr. Millner served as the Chairman of our Board since November, 2002, a post he also held from 1998 through May 2001. Mr. Millner will continue to serve as a member of our Board of Directors.

MCG Capital Corporation

Press Release

March 2, 2005

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	December 31,
	2004	2003
Assets
Cash and cash equivalents	$82,732	$60,072
Cash, securitization accounts	79,473	33,434
Investments at fair value
Commercial loans, (cost of $767,282 and $615,253, respectively)	760,489	605,551
Investments in equity securities, (cost of $131,472 and $112,850, respectively)	119,911	93,391
Unearned income on commercial loans	(12,529)	(16,416)

Total investments	867,871	682,526
Interest receivable	5,729	5,717
Other assets	17,706	9,166

Total assets	$1,053,511	$790,915

Liabilities
Borrowings	$467,400	$304,131
Interest payable	2,925	1,185
Dividends payable	19,043	16,267
Other liabilities	9,930	5,382

Total liabilities	499,298	326,965

Commitments and contingencies

Stockholders’ Equity

Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 100,000 shares, 45,342 issued and outstanding on December 31, 2004 and 38,732 issued and outstanding on December 31, 2003	453	387
Paid-in capital	640,879	529,168
Stockholder loans	(4,601)	(5,293)
Unearned compensation - restricted stock	(7,386)	(4,911)
Distributions in excess of net realized earnings	(56,778)	(26,240)
Net unrealized depreciation on investments	(18,354)	(29,161)

Total stockholders’ equity	554,213	463,950

Total liabilities and stockholders’ equity	$1,053,511	$790,915

MCG Capital Corporation

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March 2, 2005

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$13,194	$14,905	$51,898	$63,624
Affiliate investments (5% to 25% owned)	1,593	1,468	3,999	4,894
Control investments (more than 25% owned)	5,623	1,126	21,954	3,231

Total interest and dividend income	20,410	17,499	77,851	71,749
Advisory fees and other income
Non-affiliate investments (less than 5% owned) and other income	2,879	1,501	9,306	4,508
Affiliate investments (5% to 25% owned)	—	1,336	495	2,098
Control investments (more than 25% owned)	2	2,275	5,465	2,335

Total advisory fees and other income	2,881	5,112	15,266	8,941

Total operating income	23,291	22,611	93,117	80,690

Operating expenses
Interest expense	3,997	2,624	10,509	10,053
Employee compensation:
Salaries and benefits	5,996	3,410	15,693	9,210
Long-term incentive compensation	1,683	1,561	11,683	6,347

Total employee compensation	7,679	4,971	27,376	15,557
General and administrative expense	2,736	1,791	10,142	7,485

Total operating expenses	14,412	9,386	48,027	33,095

Net operating income before investment gains and losses	8,879	13,225	45,090	47,595

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	(985)	(105)	1,939	(7,616)
Affiliate investments (5% to 25% owned)	—	—	(2,531)	(48)
Control investments (more than 25% owned)	—	—	(7,658)	(11,916)

Total net realized gains (losses) on investments	(985)	(105)	(8,250)	(19,580)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	2,777	2,221	378	15,444
Affiliate investments (5% to 25% owned)	(1)	(413)	(1,186)	576
Control investments (more than 25% owned)	8,434	(752)	11,615	(2,060)

Total net change in unrealized appreciation (depreciation) on investments	11,210	1,056	10,807	13,960

Net investment gains (losses)	10,225	951	2,557	(5,620)

Net income	$19,104	$14,176	$47,647	$41,975

Earnings per common share basic	$0.43	$0.38	$1.16	$1.28
Earnings per common share diluted	$0.43	$0.38	$1.15	$1.28
Cash dividends declared per common share	$0.42	$0.42	$1.68	$1.65
Weighted average common shares outstanding	44,804	37,707	41,244	32,715
Weighted average common shares outstanding and dilutive common stock equivalents	44,854	37,775	41,298	32,739

MCG Capital Corporation

Press Release

March 2, 2005

ADDITIONAL FINANCIAL DETAILS

Selected Historical Operating Data – Quarterly

	2004				2003
(dollars and shares in thousands)	Qtr4	Qtr3	Qtr2	Qtr1	Qtr4	Qtr3	Qtr2	Qtr1
Net operating income (a)	$8,879	$13,896	$12,474	$9,841	$13,225	$11,740	$11,684	$10,946
Net operating income per share	$0.20	$0.33	$0.31	$0.26	$0.35	$0.36	$0.39	$0.36
Net operating income (a)	$8,879	$13,896	$12,474	$9,841	$13,225	$11,740	$11,684	$10,946
Long-term incentive compensation (b)	1,683	2,321	2,128	5,551	1,561	1,759	1,501	1,526

Distributable net operating income (DNOI) (c)	$10,562	$16,217	$14,602	$15,392	$14,786	$13,499	$13,185	$12,472

DNOI per share - average shares (d)	$0.23	$0.38	$0.36	$0.40	$0.38	$0.40	$0.42	$0.40
DNOI per share - record date shares (e)	$0.23	$0.38	$0.38	$0.40	$0.38	$0.43	$0.42	$0.40
Dividends declared per share	$0.42	$0.42	$0.42	$0.42	$0.42	$0.42	$0.41	$0.40

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(b)	Includes non-cash amortization expense associated with certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 543, 580, 710, 910, 1,024, 1,078, 1,137, and 1,192 for the three months ended December 31, September 30, June 30, and March 31, 2004, and December 31, September 30, June 30, and March 31, 2003, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.
(e)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

MCG Capital Corporation

Press Release

March 2, 2005

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including without limitation (1) economic downturns or recessions may impair our customers’ ability to repay our loans and increase our non-performing assets, (2) economic downturns or recessions may disproportionately impact the industry sectors in which we concentrate, causing us to suffer losses in our portfolio and experience diminished demand for capital in these industry sectors, (3) a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities, (4) interest rate volatility could adversely affect our results, (5) the risks associated with the possible disruption in the Company’s operations due to terrorism and (6) the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.